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                                                                  EXHIBIT (a)(2)

                      Agile Software Corporation Announces
                         Voluntary Stock Option Exchange

SAN JOSE, CA, October 18, 2001- Agile Software Corporation (NASDAQ: AGIL) today announced that its Board of Directors has approved a voluntary stock option exchange program for eligible option holders.

Under the program, Agile option holders will have the opportunity to cancel outstanding options with an exercise price of $15.00 or more per share in exchange for new options to be granted at a future date that is at least six months and one day after the date of cancellation. The number of shares of common stock subject to the new options will be equal to 75% of the number subject to the exchanged options. The new options will have an exercise price equal to the fair market value of Agile's common stock at the new grant date and will vest at the same rate as the exchanged options. Agile expects that there will be no accounting charges as a result of this stock option exchange program.

About Agile

     Agile Software Corporation (NASDAQ: AGIL) provides product collaboration, sourcing, and management and service solutions that enable manufacturers and their partners to build better, more profitable products faster. Agile has more than 700 customers, including Armstrong Airconditioning, B/E Aerospace, Bosch, Compaq, Dell Computer, Flextronics International, Fuji Film, GE Medical, InFocus, International Paper, Juniper Networks, Lucent, Nvidia, Philips, Precor Sycamore Networks, Texas Instruments, and Zhone Technologies. Call (408) 975-3900, or visit Agile at http://www.agilesoft.com.

Notice Regarding Forward-Looking Statements

This media release contains forward-looking statements that involve risks and uncertainties. Agile's actual results may differ materially from those anticipated in these forward-looking statements, including those relating to the Company's expected accounting treatment for the stock option exchange program. Information about potential risk factors, which could affect the Company's business and financial results, is contained in the Company's Annual Report on Form 10-K filed July 25, 2001 with the Securities and Exchange Commission. Forward-looking statements are based on information available to the Company on the date hereof. Agile assumes no obligation to publicize the results of any potential revision of its forward-looking statements.

Agile Software, the Agile Software logo, Agile Anywhere, Agile eHub, and MyAgile.com are trademarks of Agile Software Corporation in the U.S. and/or other countries. All other brand or product names are trademarks and registered trademarks of their respective holders.